Exhibit 99.5

China Development Bank
Loan Certificate

Date: January 13, 2012	Contract No.:4403236012009020660

Applicant	Shenzhen BAK Battery Co., Ltd
Currency	RMB	Amount	21,600,000.00
Loan Term	72 months
Usage	Constructing BAK Battery R&D Centre
Annual rate	7.4025%
Loan Account of China Development Bank	1044300028	Deposit Account of Applicant in China Development Bank	44301560040217970000
Stamp of Applicant		Stamp of China Development Bank

        The above loan has been transferred to the applicant’s account.